EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GENG
November 9, 2005	TRADED: OTCBB
(November 9, 2005)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
NEW CEO CRAIG KITCHEN AND SETS
ANNUAL SHAREHOLDER MEETING
PLANO, TEXAS — November 9, 2005 — (OTC Bulletin Board: GENG) Global Energy Group, Inc. (the “Company”) announced today that Craig N. Kitchen has been elected Chief Executive Officer and President effective November 3, 2005. The Company also set November 18, 2005 as the record date for the Annual Shareholders’ Meeting scheduled for December 30, 2005.
Mr. Craig N. Kitchen replaced John R. Bailey (who will remain Chief Financial Officer, Treasurer and Secretary) as Chief Executive Officer and President. Mr. Kitchen has over twenty-five years of general management and business development experience in the military, aerospace and energy industries. Prior to joining the Company, Mr. Kitchen served as President and Chief Executive Officer for Eagle Picher Technologies, L.L.C. with seven operating units in diverse businesses. From 2000 until joining Eagle Picher Technologies, L. L. C. in 2002, Mr. Kitchen served as President and Chief Executive Officer of Catalytica Energy Systems, a publicly traded multinational commercial manufacturing enterprise. Previously, Mr. Kitchen had spent 15 years with Allied Signal and 8 years as a pilot in the United States Air Force.
The Board of Directors set Friday, November 18, 2005 as the record date for shareholders eligible to vote at the Annual Shareholders’ Meeting scheduled to be held at the Company’s headquarters in Plano, Texas at 8:00 am on Friday, December 30, 2005.
Forwarding-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like “we believe”, or similar expressions are intended to identify “forward-looking statements.” Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company’s products in the marketplace, increased levels of competition for the Company, new products and technological changes developed by others, the Company’s dependence on third-party suppliers, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACTS:
Media:	John Bailey	972-943-6040